PURCHASE AND SALE AGREEMENT
(Tempe Square & 32nd St. Property)

This Agreement is entered into effective as of September 13, 2016, by and between Watavision II, LLC, a Delaware limited liability company ("Watavision"), 32nd St. LLC, a Delaware limited liability company ("32nd St."), and 32nd St. Landis Family LLC, a Delaware limited liability company ("Landis Family"), and Gadsden Growth Properties, Inc., a Maryland corporation ("Buyer"), on the following terms and conditions:

RECITALS

A. Watavision is the owner of real property ("Tempe Property") commonly known as Tempe Square, which is generally located at 6408 South McClintock Road, Tempe, Arizona, and which has a legal description as shown on **Exhibit A-1** attached hereto.

B. 32nd St. and Landis Family are the owners of real property ("32nd St. Property") commonly known as a portion of Lincoln View Shopping Center, which is generally located at the southwest corner of 32nd Street and Lincoln Boulevard, Phoenix, Arizona, and which has a legal description as shown on **Exhibit A-2** attached hereto

C. Buyer desires to purchase the Property (as defined below) from Watavision, 32nd St. and Landis Family (collectively, "Seller"), and Seller desires to sell the Property to Buyer on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements contained herein, Seller and Buyer agree as follows:

AGREEMENT

1. Agreement: Definition of Property. Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller the Property. As used in this Agreement, the term "Property" shall mean the following:

(a) The Tempe Property and the 32nd St. Property (collectively, the "Real Property"), which includes all of Seller's right, title and interest in (i) all buildings, structures and improvements located thereon, including, without limitation, all fixtures and attached equipment, (ii) all privileges, rights, access, easements, interests, streets, alleys, passages and other rights-of-way, reversions, remainders, development rights, well rights, water rights and air rights located on or pertaining to the Real Property; (iii) all oil, gas, mineral, water and irrigation rights running with, located on, or pertaining to the Real Property; and (iv) any other rights or privileges appurtenant to such real property or used in connection therewith;

(b) All of the personal property, both tangible and intangible, owned by Seller and located in or upon the Real Property, including without limitation: fixtures, machinery,

equipment, building supplies and material, consumables, inventories, names, logos, trademarks, trade names and copyrights; all assignable licenses, permits and certificates of occupancy; all assignable guarantees and warrantees; and telephone exchange numbers (collectively, the "Personal Property");

(c) All of Seller's right, title and interest in all leases, subleases and other occupancy agreements covering space situated at or within the Real Property (collectively, the "Leases"), and all security deposits (to the extent then held by Seller as of the Closing) paid or deposited by the tenants ("Tenants") under the Leases; and

(d) All of Seller's right, title and interest in all service, maintenance, management, lease and other contracts and agreements (collectively, the "Service Contracts") with respect to the ownership, operation, management, use or maintenance of the Property, if any, but excluding, however, any of the foregoing which are not transferable by Seller, or which are not assigned to and assumed by Buyer pursuant to the terms of this Agreement.

2. Escrow Agent. Seller and Buyer shall open an escrow ("Escrow") with Commonwealth Land Title Insurance Company ("Escrow Agent") to facilitate the consummation of the sale of the Property. Seller and Buyer shall execute any escrow instructions ("Escrow Instructions") reasonably requested by Escrow Agent in connection with opening the Escrow or otherwise facilitating the consummation of the sale of the Property. In the event of any conflict or inconsistency between the Escrow Instructions and this Agreement, the provisions of this Agreement shall prevail.

3. Purchase Price and Payment Terms.

(a) The purchase price (the "Purchase Price") to be paid by Buyer for the Property shall be Thirty Seven Million Nine Hundred Thousand Dollars ($37,900,000), which shall be due and payable as follows:

(i) Fifty Thousand Dollars ($50,000.00) as earnest money (the "Earnest Money"), shall be deposited by Buyer into Escrow by wire transfer within two (2) business days following the Opening of Escrow (hereinafter defined).

(ii) Buyer shall assume the currently existing loan ("Tempe Loan") encumbering the Tempe Property. The principal balance of the Tempe Loan shall be credited toward payment of the Tempe Loan. Interest on the Tempe Loan shall be prorated to the Closing Date, with Seller charged for interest accruing prior to the Closing Date and Buyer charged for interest accruing on and after the Closing Date. All charges of third parties (excluding only Seller's attorneys), including without limitation, the holder of the Tempe Loan or any servicer of the Tempe Loan (collectively, "Lender") or any title company in connection with Buyer's assumption of the Tempe Loan shall be paid by Buyer, including without limitation any application fee, any loan assumption fee, any of Lender's attorneys fees and any title insurance, escrow or recording charges. Seller shall be credited and Buyer shall be charged at the Closing for any reserves, impounds or other funds held by

the Lender in connection with the Tempe Loan. Buyer shall apply for Lender's approval of Buyer's assumption of the Tempe Loan within five (5) business days following execution of this Agreement, including payment of any application fees required by the Lender. Buyer shall supply any replacement indemnitors and guarantors required by the Lender to cause the current indemnitors and guarantors on the Loan to be released at the Closing; such release shall be a condition to Seller's obligation to proceed with the Closing. Lender's approval of Buyer's assumption of the Loan is a condition to Seller's and Buyer's obligation to proceed with the Closing, the failure of which shall entitle either party to terminate this Agreement.

(iii) The balance of the Purchase Price shall be deposited by Buyer into Escrow in cash or by other immediately available funds on or prior to the date two business days prior to the Closing Date (hereinafter defined).

(iv) The parties acknowledge that the Purchase Price is allocated Twenty-Eight Million Two Hundred Thousand Dollars ($28,200,000) ("Tempe Purchase Price") to the Tempe Property and Nine Million Seven Hundred Thousand Dollars ($9,700,000) (32nd St. Purchase Price") to the 32nd St. Property. The net proceeds allocable to the Tempe Property, after all prorations and charges allocable to the Tempe Property, shall be paid by Escrow Agent to Watavision and the net proceeds allocable to the 32nd St. Property, after all prorations and charges allocable to the Tempe Property, shall be paid by Escrow Agent to 32nd St. and Landis Family in proportion to their co-tenancy interests in the 32nd St. Property.

Seller acknowledges that the 32nd St. Property is currently encumbered by a loan ("32nd St. Loan") that will not be assumed by Buyer. Seller shall cause the 32nd St. Loan to be released from the Property on or prior to the Closing. The parties acknowledge that release of the 32nd St. Loan may require a defeasance process, which will require that all of Buyer's funds required for the Closing be received by the escrow agent in advance of the Closing and that the parties be unconditionally committed to the Closing in advance of the date of Closing. Buyer shall fully cooperate with any commercially reasonable process required by the defeasance agent and/or escrow agent in order to allow the defeasance to occur. Seller shall be solely responsible for any fees or charges of the holder the 32nd St. Loan, the Escrow Agent or Seller's defeasance consultant required to prepay or defease the 32nd St. Loan. Notwithstanding the foregoing, if the Closing does not occur on the 11th day of a calendar month and sufficiently early on such date to allow payment of the 32nd St. Loan on such day, Buyer shall pay any additional interest or other fees required by the holder of the 32nd St. Loan in connection with prepayment or defeasance as a result of such fact (the parties acknowledging that such charges may include payment of an additional month of interest on the 32nd St. Loan).

4. Earnest Money. The Earnest Money shall be released by Escrow Agent to Seller immediately upon receipt ($25,000 to Watavision and $25,000 jointly to Landis Family and 32nd Street). The Earnest Money shall apply as a credit toward payment of the Purchase Price at Close of Escrow. If this Agreement is terminated for any reason other than Seller default, Seller

shall retain the Earnest Money; in the event of any conflict or inconsistency, the provisions of this sentence shall take priority over any other provision of this Agreement.

5. Escrow Opening and Closing. The Escrow Agent shall sign and date this Agreement on the space provided at the end of this Agreement, indicating that Escrow has been opened as of such date ("Opening of Escrow"). The date set for conveyance of title to the Property and the performance of all conditions (except those conditions expressly required to be performed earlier pursuant to this Agreement) relating thereto ("Closing" or "Closing Date" or "Close of Escrow") shall be such date on or before December 15, 2016 as may be specified by written notice from Buyer to Seller given not less than ten (10) business days in advance.

6. Closing Costs: Prorations.

(a) Title Insurance Costs. At Close of Escrow, Escrow Agent shall furnish Buyer with separate ALTA Extended Owner's Policies of Title Insurance for each of the Tempe Property and the 32nd St. Property (collectively, the "Title Policy") in the amount of the Tempe Purchase Price insuring Buyer's title to the Tempe Property and in the amount of the 32nd St. Purchase Price insuring Buyer's title to the 32nd St. Property, subject in each case only to the Permitted Exceptions (defined below) applicable to such property. Seller and Buyer shall split the cost (50% -50%) of the premiums for ALTA Owner's Policies, and Buyer alone shall pay the difference in premium costs between said ALTA Owner's Policies and the cost of any endorsements or "Extended", increased or additional coverage requested by Buyer.

(b) Recording and Escrow Fees. At Closing, Seller shall pay the recording fees with respect to the Deeds and any releases of encumbrances and one-half of the Escrow fees. Buyer shall pay one-half of the Escrow fees.

(c) CAM Charges Reconciliation. Five (5) days prior to Closing, Seller shall provide Buyer with a reasonably detailed reconciliation for each Tenant showing all common area maintenance, tax and insurance charges (collectively, "CAM Charges") incurred by Seller from January 1 of the year in which the Closing occurs through the last business day prior to the Closing, and any CAM Charges reimbursements theretofore collected by Seller relating to such Tenant, all in the form customarily submitted to each Tenant (the "CAM Charges Reconciliation"). To the extent that the CAM Charges Reconciliation reveals that Seller has over collected Tenant reimbursements for CAM Charges (i.e. if the Tenants would be paid money (an "Over Collection"), rather than owe money (an "Under Collection"), such Over Collection shall be paid by Seller to Buyer at Closing as a settlement statement credit, and in the event of Under Collected CAM Charges, Buyer shall pay such Under Collection to Seller at the Closing. Seller shall not pay any CAM Charges following the date of the CAM Charges Reconciliation, and all such CAM Charges shall be paid by Buyer, even if such charges relate to time periods preceding the Closing; if Seller receives any Tenant reimbursements of CAM Charges following the date of the CAM Charges Reconciliation, such reimbursements shall be paid to Buyer at the Closing (or following the Closing if received following the Closing).

(d) Property Income. As used herein, the term "rentals" includes fixed monthly and other periodic rentals, additional rentals, percentage rentals, escalation rentals, and other sums and charges payable under the Leases, but does not include reimbursements of CAM Charges prorated pursuant to subsection (c) above. Subject to the further provisions of this Section regarding delinquent rentals, rentals collected from Tenants under the Leases for the month in which the Closing occurs shall be finally prorated as of the Closing Date. Rentals are "delinquent" when payment thereof is due on or prior to the Closing Date but has not been made by the Closing Date. At the Closing Date, Seller shall provide Buyer with a statement ("Delinquency Statement") of all delinquent rentals as of the Closing Date. Any rental payment received by Buyer from a Tenant on or after the Closing Date shall first be applied to the rentals due under such Tenant's Lease for the month of Closing, then to delinquent rentals for months following the month of Closing, and then to delinquent rentals for months preceding the month of Closing. Any amounts received from any Tenant listed in the Delinquency Statement that is allocable to time periods prior to the Closing shall be paid by Buyer to Seller within ten days following receipt. If delinquent rentals are not collected from the Tenants owing such delinquent rentals, Buyer shall not be liable to Seller for such delinquent rentals. At the Closing an amount equal to any unapplied security deposits shall be reflected as a charge on Seller's settlement statement and as a payment on Buyer's settlement statement. Buyer shall use good faith efforts to collect delinquent rentals, but shall have no obligation to terminate a lease or file litigation. Seller reserves the right to pursue collection of delinquent rentals owing to Seller directly from tenants.

(e) Taxes. Ad valorem taxes for the Property shall be prorated as of the Closing Date, and Seller shall pay to Buyer in cash at the Closing, or apply the same as an adjustment in the closing statement, Seller's pro rata portion of such taxes. If the amounts of taxes for a tax year are not known as of the Closing Date, Seller's pro rata portion of such taxes shall be based upon taxes assessed for the preceding year. Notwithstanding the foregoing, taxes allocable to any portion of the Property for which a Tenant directly pays taxes to the taxing authority shall not be prorated, and any taxes for which Seller is charged hereunder shall be included as a charge paid by Seller on the CAM Charges Reconciliation even though such taxes have not yet been paid to the taxing authority.

(f) Utility Costs. Subject to subsection (c) above, all utility costs, including, without limitation, water, sewer charges and rents, telephone, steam, electricity, gas, lighting and other utility services applicable to the period of time through Closing Date shall be the responsibility of Seller, and all such utility costs applicable to the period of time thereafter shall be the responsibility of Buyer (and reimbursed to Buyer through CAM Charge reimbursements from tenants). Seller shall use good faith efforts to cause all utility meters to be read as of the Closing Date. Any reimbursable deposits made by Seller as security or otherwise to public utility companies shall belong to Seller and shall not be prorated pursuant hereto.

(g) Service Contracts. Any amounts prepaid or payable under any Service Contracts shall be finally prorated as of the Closing Date, provided that any Service Contracts not assumed by Buyer shall be terminated by Seller as of the Closing Date, and Seller will be

responsible for the payment of any sums due under such Service Contracts through such termination date. Seller shall be entitled to include all Service Contract costs for which Seller is responsible hereunder as a cost reimbursable to Seller on the CAM Charges Reconciliation to the extent allowed under the Leases.

(h) Other Expenses. Any and all other expenses, prepaid or otherwise, outstanding due bills and other accounts payable relating to the ownership, operation, use or maintenance of the Property (excluding those relating to the Service Contracts) shall be finally prorated as of the Closing Date, it being understood that all such expenses, bills and accounts payable relating to charges or services incurred or provided prior to the Closing Date shall be payable by Seller and all such expenses, bills and accounts payable relating to charges or services incurred or provided on or after the Closing Date shall be payable by Buyer. Seller shall be entitled to include all costs for which Seller is responsible hereunder as a cost reimbursable to Seller on the CAM Charges Reconciliation to the extent allowed under the Leases.

(i) New Leases. Buyer acknowledges that Seller intends to continue to negotiate new leases ("New Leases") affecting the Property prior to the Close of Escrow. Seller shall provide Buyer with a copy of any draft New Leases immediately for Buyers approval which shall not be unreasonably withheld or delayed. Upon approval from Buyer, Seller may seek the proposed tenant's execution of same. Seller shall not enter into any New Leases without the aforesaid approval of Buyer. Any leasing commissions, tenant improvement allowances, landlord construction costs, or other expenses incurred by Seller or for which Seller is responsible for payment in connection with any New Leases shall be (a) reimbursed to Seller at the Closing to the extent previously paid by Seller or (b) assumed by Buyer at the Closing to the extent not previously paid by Seller.

(j) Miscellaneous Closing Costs. Except as provided herein, any other fees or charges shall be paid as is customary in the community. All prorations shall be final as of Closing and neither party may require an adjustment in any prorated item at any time following Closing.

7. Title Review.

(a) Survey. Buyer may, at its sole cost and expense, have prepared and delivered to Seller and Title Company current ALTA surveys (collectively, the "Survey") of the Real Property as soon as reasonably practical following the Opening of Escrow. Seller shall cooperate with Buyer, at no cost to Seller, to cause any existing ALTA survey to be updated and recertified to Buyer, Buyer's Lender, Seller, and Escrow Agent. The Survey shall be certified in favor of Buyer, Seller and Escrow Agent.

(b) Status of Title. Escrow Agent shall issue and deliver to Buyer (i) a current commitment for an ALTA Extended Owner's Policy of Title Insurance for the Real Property, and (ii) copies of all documents referenced as exceptions therein (collectively, the "Title Commitment"). Unless Buyer terminates this Agreement, all matters shown on the Title

Commitment or any amendment thereto shall be deemed to be "Permitted Exceptions." If Buyer does not approve any matter shown on the Title Commitment or amendment thereto, Buyer may elect, by delivering written notice of such election to Seller and Escrow Agent to terminate this Agreement (in which case Seller shall retain the Earnest Money, and neither party shall thereafter have any rights or obligations to the other hereunder, other than pursuant to any provision hereof which expressly survives the termination of this Agreement). Notwithstanding anything else stated herein, in all events, regardless of whether Buyer has given notice of objection as stated above but subject to Section 1(a)(ii), Seller shall be obligated to satisfy and otherwise remove all monetary and financial liens and encumbrances in existence at the time of execution of this Agreement or incurred by Seller on or before Closing hereunder (other than current taxes not yet due) and Seller shall, provide an owner's affidavit (limited to Seller's knowledge) sufficient to cause any parties-in-possession title exception shown on the Title Commitment to be replaced with an exception specifying the names of the tenants and other actual parties in possession.

8. <u>Examination of Feasibility</u>.

(a) <u>Reports</u>. Within two (2) business days following the execution hereof, Seller shall deliver to Buyer the Property related information listed in Exhibit B attached hereto (collectively, the "<u>Reports</u>") to the extent such information is in Seller's possession.

(b) <u>Feasibility</u>. Buyer shall have the right to review the Reports and survey and examine the Property, including, but not limited to, the physical condition of the improvements, the existence of hazardous or toxic substances or pollutants, and the zoning and applicable governmental regulations, statutes and ordinances pertaining to the Property, at any time after the execution of this Agreement, with any persons whom it shall designate. Seller shall permit access to the Property to Buyer and any persons designated by Buyer, and Seller shall afford them the opportunity to conduct, prepare and perform any surveys, appraisals, and any hydrological, topographical, environmental, traffic, feasibility and other engineering tests, studies, and reports upon the Property that Buyer deems necessary or appropriate to assist it in determining whether the Property is appropriate for the purposes contemplated by Buyer. Upon completion of all such tests, studies and reports, Buyer shall restore the Property to its condition existing prior to any tests or inspections. Buyer shall indemnify, protect, defend and hold Seller harmless from all claims, costs, fees or liability of any kind arising out of the acts of Buyer or Buyer's agents pursuant to this Section, except that Buyer shall have no liability for discovery of pre-existing conditions (e.g. Buyer shall not be responsible for remediating environmental contamination discovered by Buyer). Neither Buyer nor any consultant of Buyer shall enter onto the Property without first providing to Seller a certificate reflecting Seller as an additional insured on a public liability insurance policy in an amount not less than $2,000,000 covering the acts of the entering party on the Property. In the event Buyer in its sole and absolute discretion determines that the Property is not suitable for its purposes, Buyer may, at any time terminate this Agreement (in which event all Earnest Money shall be retained by Seller) by written notice to Seller and Escrow Agent.

9. Conveyance; Closing Deliveries.

(a) Deed and Affidavit of Value. The Real Property shall be conveyed to Buyer, upon Close of Escrow, by two special warranty deeds (collectively, the "Deeds") in Escrow Agent's standard form. Watavision shall execute and deliver the Deed for the Tempe Property to Escrow Agent on or before the Close of Escrow and 32nd St. and Landis Family shall execute and deliver the Deed for the 32nd St. Property to Escrow Agent on or before the Close of Escrow; the Deeds shall be recorded at the Close of Escrow. Seller and Buyer hereby authorize and direct Escrow Agent to execute on behalf of Seller and Buyer the Affidavits of Value required by Arizona law to be provided to the County Recorder in order to record the Deeds.

(b) Bill of Sale. The Personal Property shall be conveyed to Buyer, upon the Close of Escrow, by two quit claim bills of sale (collectively, the "Bills of Sale"). Watavision shall execute and deliver the Bill of Sale for the Personal Property pertaining to the Tempe Property to Escrow Agent on or before the Close of Escrow, and 32nd St. and Landis Family shall execute and deliver the Bill of Sale for the Personal Property pertaining to the 32nd St. Property to Escrow Agent on or before the Close of Escrow. Escrow Agent shall provide the fully signed original of the Bills of Sale to Buyer promptly following the Closing.

(c) Assignment and Assumption of Leases and Service Contracts. Seller shall assign and Buyer shall assume the obligations of the Seller as the landlord under the Leases and the Service Contracts (other than those terminated by Seller at Buyer's request), in the form attached hereto as Exhibit C (the "Assignments and Assumptions"). There shall be two Assignments and Assumptions executed by Watavision and Buyer for the Leases and Service Contracts pertaining to the Tempe Property and two Assignments and Assumptions executed by Buyer, 32nd St. and Landis Family for the Leases and Service Contracts pertaining to the 32nd St. Property. Escrow Agent shall provide a fully signed counterpart original of each of the two Assignments and Assumptions to Buyer and Seller promptly following the Closing. Buyer shall have the right to require Seller to terminate any Service Contract effective as of the Closing Date by notice to Seller given not less than forty days prior to such date, provided, however, that Buyer shall have no right to require Seller to terminate any Service Contract that is not terminable on thirty (30) days advance notice without any termination charge.

(d) Tenant Estoppels; SNDAs. At or prior to closing Seller shall deliver to Buyer all Tenant Estoppels and/or SNDAs received by Seller from Tenants. Seller shall use good faith efforts to obtain Tenant Estoppels and/or SNDAs from Tenants in the forms approved by Buyer's lender from all Tenants in the Property. Buyer shall provide the forms approved by Buyer's lender to Seller no later than October 14, 2016; if Buyer does not provide timely provide such forms, this Section 9(d) shall thereafter have no further force or effect. If Buyer does not obtain Tenant Estoppels and/or SNDAs from all Tenants reasonably acceptable to Buyer prior to the Closing, Buyer shall have the right to terminate this Agreement (in which event all Earnest Money shall be retained by Seller). In no event shall Seller be in breach or default under this Agreement if any Tenant fails or refuses to provide a Tenant Estoppel and/or SNDA.

(e) Tenant Letters. At or prior to Closing, Watavision shall deliver to Buyer separate letters to each of the Tenants on the Tempe Property and 32nd St. and Landis Family shall deliver to Buyer separate letters to each of the Tenants on the 32nd St. Property, each on a form reasonably approved by Buyer, in each case notifying each Tenant of the change in ownership of the Property.

(f) Property Materials. Seller shall deliver to Buyer on the Closing Date to the extent in Seller's or Seller's agent's possession: (i) executed originals of all of the Leases and Service Contracts (or copies of any documents for which Seller does not have originals); (ii) all keys to all locks on the Property for which Seller has keys; (iii) copies of all operating records pertaining to the Property for the preceding six years; and (iv) a then current Rent Roll.

(g) Other Documents. Each party shall, whenever and as often as it shall be requested by the other party, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such further instruments and documents, including supplemental escrow instructions, as may be necessary in order to complete the sale, conveyance and transfer herein provided and to do any and all things as may be requested in order to carry out the intent and purpose of this Agreement.

10. Remedies.

(a) In the event of the failure of any condition to Buyer's obligations under this Agreement, Buyer shall have the right to terminate this Agreement by notice to Seller and Escrow Agent (in which event the Earnest Money shall be retained by Seller). In the event Buyer learns prior to Close of Escrow of a failure by Seller to meet any of its obligations under this Agreement, including the failure of any of the representations, warranties or covenants described in Section 12, Buyer may as its exclusive remedies: (i) terminate this Agreement and receive a refund of all Earnest Money from Seller, (ii) waive such breach and close Escrow, or (iii) institute an action for specific performance, provided, however, that any action for specific performance must be filed and served within sixty (60) days following the date set for Closing. Seller hereby acknowledges that the Property is unique and that, accordingly, it would be equitable for any court of competent jurisdiction to order the specific performance by Seller of Seller's obligations hereunder.

(b) In the event Seller learns prior to Close of Escrow of a failure by Buyer to meet all of its obligations under this Agreement, Seller may, as its sole remedy, terminate this Agreement and retain the Earnest Money as liquidated damages. Buyer and Seller acknowledge and agree that the Earnest Money represents a reasonable and good faith estimate of Seller's damages in the event of a default by Buyer. Notwithstanding the foregoing, this paragraph shall not limit Seller's remedies for any breach of an indemnity, defense or hold harmless obligation under this Agreement.

(c) Notwithstanding the provisions of subparagraphs (a) and (b) above, neither party shall take any action or remedy as a result of a breach by the other party hereto

unless the non-breaching party first gives five (5) business days written notice and opportunity to cure to the alleged breaching party.

11. Brokers. Buyer and Seller mutually agree to indemnify and hold harmless the other of, from and against any real estate commission to any broker that may be asserted to be payable as a result of any action of Buyer or Seller respectively. The indemnifications set forth in this Section 11 shall survive Closing.

12. Seller's Representations, Warranties and Covenants. Seller hereby represents, warrants and covenants (with the understanding that Buyer is relying on said representations, warranties and covenants) that:

(a) Watavision is the owner of the Tempe Property and 32nd St. and Landis Family are the owners of the 32nd St. Property and each have full power and authority to enter into and perform this Agreement in accordance with its terms. The individuals executing this Agreement on behalf of Seller are authorized to do so and, upon his executing this Agreement, this Agreement shall be binding and enforceable upon Seller in accordance with its terms.

(b) Seller shall not sell, convey, assign, or otherwise transfer all or any part of the Property, or cause or consent to any new consensual liability, consensual encumbrance or consensual obligation to be placed or imposed upon all or any part of the Property from the date hereof until Close of Escrow and recordation of the Deed, unless approved by Buyer, which approval shall not be unreasonably withheld or delayed.

(c) To Seller's knowledge, there is no pending or threatened condemnation or change in zoning affecting the Property.

(d) To Seller's knowledge, Seller has received no written notice concerning the Real Property or the Improvements from any Governmental Authority stating that the Real Property or the Improvements are in violation of any federal, state, county, or city statute, ordinance, code, rule, or regulation.

(e) To Seller's knowledge there is no pending or threatened litigation affecting the Real Property or the Improvements that, if decided adversely, would have a material adverse effect on the use or operation of the Real Property and Improvements.

(f) To Seller's knowledge, there are no attachments, executions, assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy or under other debtor relief laws contemplated by, pending, or threatened against Seller.

(g) To Seller's knowledge, which knowledge is deemed to be limited to the environmental reports provided to Buyer, and except for matters and materials present at the Real Property and Improvements in the ordinary course of operation of the Real Property and Improvements, there are no Hazardous Materials present at the Real Property and Improvements

other than any specified in the foregoing reports. As of the date hereof Seller has no knowledge of any condition relating to or caused by fungi on the Property.

The foregoing representations, warranties and covenants shall be true as of the date hereof and as of Close of Escrow. All references herein to "Seller's knowledge" or any similar phrase shall mean the actual knowledge without investigation of Martin Landis. Martin Landis shall have no personal liability of any nature arising from his knowledge being attributed to the Seller. If Seller or Buyer acquires knowledge prior to the Closing of any error in any of the foregoing representations, the acquiring party shall give notice thereof to the other party, the Seller's representations shall be deemed amended thereby, and Buyer shall have the right for a period of five (5) days thereafter (but in no event later than the Closing Date) to terminate this Agreement (in which event Seller shall retain the Earnest Money).

13. Buyer's Representations. Warranties and Covenants. Buyer hereby represents, warrants and covenants that:

(a) Buyer has full power and authority to enter into and perform this Agreement in accordance with its terms.

(b) The individual executing this Agreement on behalf of Buyer is authorized to do so and, upon his executing this Agreement, this Agreement shall be binding and enforceable upon Buyer in accordance with its terms.

(c) Buyer acknowledges and agrees that Buyer is a sophisticated purchaser of real property and is familiar with this type of real property and, other than the representations, warranties, and covenants expressly stated in this Agreement or in the instruments executed and delivered by Seller at Closing (the "Express Representations"), Seller has not made, does not make, and specifically negates and disclaims any representations, warranties, promises, covenants, agreements, or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present, or future, of, as to, concerning, and/or with respect to the Property and/or the Reports. Buyer further acknowledges and agrees that, except for the Express Representations, Buyer is relying entirely on Buyer's own investigations and examinations as to the physical condition and every other aspect of the Property and/or the Reports. Buyer acknowledges that, subject to the Express Representations, it has performed, or on or before the Closing will perform, any and all inspections Buyer deems necessary or appropriate for Buyer to be satisfied with the acceptability of the Property. Buyer further acknowledges that any information provided or made available or to be provided or made available to Buyer by Seller, or its officers, employees, agents, brokers, representatives, or others, including, without limitation, the Reports, was obtained from a variety of sources and that Seller has not made any independent investigation or verification of such information and, makes no representations as to the accuracy or completeness of any such information, and such information was provided or made available or will be provided or made available solely as a courtesy, and that except for the Express Representations Buyer has the sole responsibility for determining the existence or nonexistence of any fact material to Buyer's decision to purchase the Property. Buyer

acknowledges that, except for the Express Representations, Buyer is purchasing the Property on an "AS-IS", "WHERE-IS", and "WITH ALL FAULTS" basis, without any implied warranties, and Buyer accepts and agrees to bear all risks with respect to all attributes and conditions, latent or otherwise, of the Property. Except for the Express Representations, Seller does not warrant any of the Property to be free from defects and Buyer expressly accepts the possibility of such defects, subject only to any provision of this Agreement expressly granting Buyer a right to terminate this Agreement and the Express Representations. By executing this Agreement, Buyer hereby gives Seller, as a material inducement for Seller to enter into this Agreement, a full release of Seller (its shareholders, officers, directors, beneficiaries, members, managers, partners, employees, agents, affiliates, and representatives) for and from any and all claims or causes of action Buyer may have now or in the future based upon the condition of the Property at or prior to the Closing, the Reports, and/or all other matters pertaining to the Property, except for the Express Representations. Such release applies to claims or causes of action arising at common law, under statute, or otherwise, whether sounding in contract or in tort, including, without limitation, claims or causes of action for misrepresentation or nondisclosure. The provisions of this Section shall survive the Closing and shall not merge with the Deed.

(d) To the best of Buyer's knowledge, there are no attachments, executions, assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy or under other debtor relief laws contemplated by, pending, or threatened against Buyer.

The foregoing representations, warranties and covenants shall be true as of the date hereof and as of Close of Escrow.

14. Buyer's Closing Conditions. The obligation of Buyer to complete the transaction contemplated by this Agreement is subject to the following conditions precedent (the "Buyer's Closing Conditions"), which conditions may be waived, or the time for satisfaction thereof extended, by Buyer only in a writing executed by Buyer:

(a) Title. Title Company shall be prepared and irrevocably committed to issue to Buyer (with an effective date not earlier than the Closing Date) the Title Policy.

(b) Seller's Due Performance. All of the representations and warranties of Seller set forth in this Agreement shall be true, correct and complete in all material respects as of the Closing Date, and Seller, on or prior to the Closing Date, shall have complied with and/or performed all of the obligations, covenants and agreements required on the part of Seller to be complied with or performed pursuant to the terms of this Agreement.

If any of Buyer's Closing Conditions have not been fulfilled within the applicable time periods, Buyer may: (i) waive the unfulfilled Buyer's Closing Condition and close Escrow in accordance with this Agreement, without adjustment or abatement of the Purchase Price; or (b) terminate this Agreement by written notice to Seller and Escrow Agent, in which event Seller shall retain the Earnest Money unless the failure of the Buyer's Closing Conditions is caused by a Seller default, all other documents, instruments and funds delivered into Escrow shall be

returned to the party that delivered the same into Escrow, and to the extent that the failure of any applicable Buyer's Closing Condition is caused by a Seller default, Buyer shall be entitled to pursue its rights and remedies pursuant to the terms of Section 10.

15. Notices. Any and all notices, demands or requests required or permitted hereunder shall be in writing and shall be effective upon delivery by not less than two of the following methods: personal delivery or facsimile transmission (facsimile transmission must include verification of transmission) or one (1) business day after being deposited with any commercial air courier or express service with tracking number, addressed as follows:

To Seller:	Watavision II, LLC 32nd Street, LLC 32nd St. Landis Family, LLC 10100 Galaxy Way Suite 2339 Century Hill Century City, CA 90067 Attn: Martin Landis Telephone: (310) 551-1000 Facsimile: (818) 783-5051 Email: martin@landwin.com
With copies to:	Brier, Irish, Hubbard & Erhart, PLC 2400 E. Arizona Biltmore Circle, Suite 1300 Phoenix, Arizona 85016 Attn: Jeffrey Erhart Telephone: 602-515-0161 Facsimile: 602-522-3945 Email: jerhart@bihlaw.com
And to:	Landwin Management, LLC Rosemary Mendoza 17200 Ventura Blvd., Suite 206 Encino, CA 91316 Phone: 818-783-4343 Fax: 818-783-5051 Email: rosemary@landwin.com
To Buyer:	Gadsden Growth Properties, Inc. 15150 North Hayden Road, Suite 225 Scottsdale, AZ 85260 Phone: (480) 750-8700 Email: john@gadsdenreit.com

With Copies To:

Diserio Martin O'Connor & Castiglioni, LP
One Atlantic Street
Stamford, CT 06901
Attn: Kevin Katske & Anthony Iaconis
Telephone: 203-358-0800
Facsimile: 203-348-2321
Email: kkatske@dmoc.com

To Escrow Agent:

Commonwealth Land Title Insurance Company
AVP Senior Commercial Escrow Officer
National Commercial Escrow
888 S. Figueroa Street, Suite 2100
Los Angeles, CA 90017
Attn: Barbara Laffer
Telephone: 213-330-3100
Facsimile: 213-330-3032
Email: Barbara.laffer@cltic.com

or at any other address designated by Buyer, Seller or Escrow Agent, in the manner provided above. The inability to deliver because of a changed address of which no notice was given, or rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any telephone numbers or e-mail addresses provided in this Agreement are for aiding informal communications only and notices shall not be effective if provided orally or if sent only by e-mail.

16. Time of the Essence. Time is of the essence of this Agreement, and Buyer and Seller hereby agree to perform each and every obligation hereunder in a prompt and timely manner; provided, however, that if the date for the performance of any action or the giving of any notice which is required hereunder, occurs on a Saturday, Sunday or legal holiday, the date for performance or giving of notice shall be the next succeeding business day.

17. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be valid under applicable law, but if any provision of this Agreement shall be invalid or prohibited hereunder, such provision shall be ineffective to the extent of such prohibition or invalidation which shall not invalidate the remainder of such provision or the remaining provisions of this Agreement.

18. Waiver. The waiver by either party hereto of any right granted to it hereunder shall not be deemed to be a waiver of any other right granted herein, nor shall same be deemed to be a waiver of a subsequent right obtained by reason of the continuation of any matter previously waived.

19. Legal Fees. In the event it becomes necessary for either Seller or Buyer to employ legal counsel or to bring action at law or other proceeding to enforce any of the terms, covenants or conditions of this Agreement, the prevailing party in any such action or proceeding shall be entitled to recover its costs and expenses incurred, including its reasonable attorneys' fees, from the other party.

20. Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the matters covered hereby, and supersedes all prior agreements, arrangements and understandings between the parties, and no other agreement, statement or promise made by either party hereto that is not contained herein shall be binding or valid.

21. Amendments. This Agreement may be amended only by written document signed by each of the parties hereto.

22. Further Performance. Each party shall, whenever and as often as it shall be requested by the other party, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such further instruments and documents, including supplemental escrow instructions, as may be necessary in order to complete the sale, conveyance and transfer herein provided and to do any and all things as may be requested in order to carry out the intent and purpose of this Agreement.

23. Counterparts. This Agreement may be executed simultaneously or in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. A party's signature on this Agreement or any amendment hereto may be provided by facsimile and shall be effective upon transmission to the other party hereto.

24. Assignment. By notice to Seller not less than ten days prior to the Closing, Buyer may assign any or all of its right, title and interest in and to this Agreement to an assignee under common ownership and control with Buyer who assumes all of Buyer's obligations under this Agreement. In addition, Buyer may nominate separate entities under common ownership and control with Buyer to acquire title to the Tempe Property and/or the 32nd St. Property provided notice thereof is given to Seller not less than ten days prior to the Closing. All other assignments and/or nominations by Buyer are prohibited and shall be void. An assignment allowed under this paragraph shall not relieve the assignor from its obligations under this Agreement.

25. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, devisees, personal and legal representatives, successors and assigns.

26. Governing Law. This agreement shall be governed by the laws of California, without regard to the principles of conflicts of law. The parties agree that any dispute concerning the relationship of the parties, their conduct, or otherwise arising under this agreement shall be heard, and jurisdiction is proper, in the Los Angeles County Superior Court, West District sitting in Santa Monica, California, and waive objection based on venue or *forum non conveniens*.

27. Headings and Construction. The headings set forth in this Agreement are inserted only for convenience and are not in any way to be construed as part of this Agreement or a limitation on the scope of the particular paragraph to which it refers. Where the context requires herein, the singular shall be construed as the plural, and neuter pronouns shall be construed as masculine and feminine pronouns, and vice versa. This Agreement shall be constructed according to its fair meaning and neither for nor against either party hereto.

28. Subsequent Acts. The terms and provisions of this Agreement shall not merge with, be extinguished by or otherwise be affected by any subsequent conveyance or instrument by or between the parties hereto unless such instrument shall specifically so state and be signed by the parties hereto.

29. Risk of Loss. The risk of any loss or destruction of all or any part of the Property prior to Close of Escrow is upon Seller. If, prior to Close of Escrow, the Property is partially damaged or destroyed as a result of flood, fire or other casualty and the costs of repair exceed $300,000 (as reasonably estimated by Seller) or if there is a taking by eminent domain or a written threat of an eminent domain action by any governmental entity (excluding any eminent domain action that does not materially adversely affect the Property (e.g. a street widening that does not interfere with any tenant or common areas)), Buyer may elect, at its option, prior to Close of Escrow, to do one of the following:

(a) Accept an assignment of Close of Escrow of all proceeds of insurance from insurance policies or amounts due from any governmental entity covering the damage or destruction of the Property or the taking thereof, less any portion thereof expended by Seller in repairing damage to the Property prior to Closing.

(b) Terminate this Agreement (in which event all Earnest Money shall be retained by Seller).

If damage does not exceed $300,000 or there is an eminent domain action that does not materially adversely affect the Property, then Buyer shall accept an assignment of Close of Escrow of all proceeds of insurance from insurance policies or amounts due from any governmental entity covering the damage or destruction of the Property or the taking thereof, less any portion thereof expended by Seller in repairing damage to the Property prior to Closing.

30. Non-Foreign Person. Seller represents and warrants that it is not a "foreign person", as that term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, (the "Code"). Prior to Close of Escrow, Seller shall furnish to Buyer and Escrow Agent Seller's United States taxpayer identification number and such affidavit and other information as Buyer or Escrow Agent may determine to be necessary or reasonable under Section 1445(b)(2) of the Code, or otherwise, to assure that Buyer shall not be subject to United States federal income tax withholding liability under Section 1445 of the Code. Seller shall in any event indemnify and hold harmless Buyer from and against any such cost, loss or liability that Buyer may incur under said Section 1445 of the Code.

31. Tax Deferred Exchange. Buyer and Seller shall cooperate with each other in connection with any tax deferred exchange desired by either, provided that the cooperating party (a) shall not be required to incur any liability or expense in connection with its participation in the exchange; (b) shall not be required to hold or otherwise acquire, or be in title to, any property other than the Real Property; (c) shall not be required to execute any documents creating any liability on its part by reason of the exchange; and (d) makes no representation or warranty that such exchange will qualify for tax deferral. In no event shall the Closing be delayed as a result of any such exchange.

32. Tax Reporting. Escrow Agent, as the party responsible for Closing the transaction contemplated hereby within the meaning of Section 6045(e) of the Code, shall file all necessary information, reports, returns and statements (collectively, the "Tax Reports") regarding this transaction as required by the Code, including, without limitation, the Tax Reports required pursuant to Section 6045 of the Code. Escrow Agent further agrees to indemnify and hold Buyer and Seller, and their respective attorneys and brokers, harmless from and against all claims, costs, liabilities, penalties, or expenses resulting from Escrow Agent's failure to file the Tax Reports which Escrow Agent is required to file pursuant to this paragraph.

33. Seller Liability. Buyer shall have no right to damages or any other remedy against Watavision in connection with any claim pertaining to the 32nd St. Property and shall look solely to 32nd St. and Landis Family in connection with any such claim. Buyer shall have no right to damages or any other remedy against 32nd St. and/or Landis Family in connection with any claim pertaining to the Tempe Property and shall look solely to Watavision in connection with any such claim. This Section shall not be construed to grant or create any right or claim to Buyer that would not have existed in the absence of this Section. Watavision shall indemnify, defend and hold 32nd St. and/or Landis Family harmless in connection with any claim, damage or liability pertaining to the Tempe Property, and 32nd St. and Landis Family shall indemnify, defend and hold Watavision harmless in connection with any claim pertaining to the 32nd St. Property.

IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement as of the date first set forth above.

THE BALANCE OF THIS PAGE IS INTENTIONALLY BLANK. SIGNATURES APPEAR ON FOLLOWING PAGE.

BUYER:

Gadsden Growth Properties, Inc.,
a Maryland corporation

By:
Name: John Hartman
Title: CEO

WATAVISION:

Watavision II, LLC ,
a Delaware limited liability company
By: Watavision, L.L.C.,
an Arizona limited liability company,
its sole member
By: Sylan, Inc., an Arizona corporation,
its manager

Martin Landis
Chief Executive Officer

32ND ST.:

32nd St. LLC
a Delaware limited liability company
By: 32nd St. Manager LLC,
an Arizona limited liability company,
its manager

Martin Landis
Chief Executive Officer

LANDIS FAMILY:

32nd St. Landis Family LLC,
an Arizona limited liability company

Martin Landis, as trustee of The Landis Family Trust dated November 4, 1999, its Member

ESCROW AGENT ACCEPTANCE

This Purchase and Sale Agreement is accepted and Escrow is opened this ___ day of August, 2016. The Escrow Number, if assigned, is ____________. Escrow Agent specifically accepts the responsibilities set out in Section 32.

Commonwealth Land Title Company

By: ________________________
Name: ________________________
Title: ________________________